Exhibit 99.1

Special Committee of Nordstrom Board Confirms Update from Nordstrom Family Group Regarding

Potential Going Private Transaction

SEATTLE, October 16, 2017 — Nordstrom, Inc. (NYSE: JWN) announced today that members of the Nordstrom family – Company Co-Presidents Blake W. Nordstrom, Peter E. Nordstrom, and Erik B. Nordstrom, President of Stores James F. Nordstrom, Chairman Emeritus Bruce A. Nordstrom, and Anne E. Gittinger – (the “Group”) have notified the Special Committee of the Board of Directors of Nordstrom that the Group has suspended active exploration, for the balance of the year, of the possibility of proposing a transaction to take the company private.

The Group informed the Special Committee that it intends to continue its efforts to explore the possibility of making a going private proposal after the conclusion of the holiday season. The Special Committee, which is committed to protecting the interests of the Company and all its shareholders, is prepared to thoroughly evaluate such a proposal from the Group at that time, if one is made. In the meantime, the Company and its employees will remain focused on running the business and delivering the best shopping experience for customers.

The Special Committee is being advised by Centerview Partners LLC as financial advisor and Sidley Austin LLP as legal counsel.

No assurances can be given regarding the terms and details of any transaction, that any proposal will be made by the Group, that any proposal made by the Group regarding a proposed transaction will be accepted by the Special Committee, that definitive documentation relating to any such transaction will be executed, or that a transaction will be consummated in accordance with that documentation, if at all.

Special Committee of the Board of Directors of Nordstrom Contact:

Meghan Gavigan/Patrick Scanlan

Sard Verbinnen & Co

415-618-8750/212-687-8080

SOURCE Nordstrom, Inc.